Exhibit 23.1



CONSENT OF INDEPENDENT AUDITOR


We consent to the reference to our firm under the caption "Experts" and to the use of our report dated June 5, 2001, in the Registration Statement (Form S-4) and related Prospectus of Coinmach Corporation for the registration of up to $450,000,000 of its 9% Senior Notes due 2010.

ERNST & YOUNG LLP
Melville, New York
April 25, 2002